Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this registration statement on Form F-3 of Global Mofy AI Limited and its subsidiaries (the “Company”) of our report dated January 2, 2025 with respect to the Company’s consolidated balance sheet as of September 30, 2024 and the related consolidated statements of comprehensive income, changes in stockholders’ equity, and cash flows for the year then ended. We also consent to the reference to our firm under the heading “Experts” in the registration statement.

/s/ YCM CPA INC.

PCAOB ID 6781

Irvine, California

January 28, 2025